Exhibit 99

Titan International Becomes Managing Partner In Voltyre-Prom Purchase

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 4, 2013

Titan International, Inc. (NYSE: TWI), in partnership with One Equity Partners (OEP) and the Russian Direct Investment Fund (RDIF), announced it has closed the acquisition of a majority interest in Voltyre-Prom, a leading producer of agricultural and industrial tires in Volgograd, Russia, from the principal owner, Cordiant, for approximately $94 million which includes the assumption of debt, subject to various post closing adjustments over a period of three years. Titan International will act as managing partner for the consortium which combines strong local business knowledge, financial expertise and manufacturing proficiency.

As Titan focuses on building a leading wheel, tire and undercarriage enterprise across the world, this transaction offers unique opportunities to both Titan and Voltyre-Prom. This investment will allow Voltyre-Prom to update its current operations and strategically grow the business. The acquisition complements Titan’s global strategy expanding our footprint into Russia. Voltyre-Prom held a 43 percent market share in agriculture tires and 16 percent market share in industrial tires in Russia in 2012. Titan’s experience in these markets will allow us to add synergies and resources to execute on opportunities for growth. Titan’s top customers such as Deere, CNH and Agco are expanding into the Russian market where agriculture is prospering as equipment purchases and mechanization increases. Voltyre-Prom annual revenue in 2012 was approximately $200 million.

Chairman and CEO, Maurice Taylor adds, “We are excited to be part of a consortium with RDIF and OEP which allows us to enter into Russia where Voltyre-Prom holds a dominant share in agriculture tires. As managing partner, we plan to expand our product offering and dealer network. The top executives from Voltyre-Prom, led by Olga Shilina, share in our enthusiasm and toured our U.S. facilities last month. This is the beginning of our advancement into Russia and the Commonwealth of Independent States region.”

About Titan International:
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773